Exhibit 21



      FLEMING COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  SUBSIDIARIES OF THE REGISTRANT



The following table sets forth Fleming's active wholly owned subsidiaries:

      Name                         Jurisdiction of Organization

Gateway Foods, Inc.                           Wisconsin



Not included above are 3 retail equity store corporations in which Fleming owns more than 50% of the voting securities as described under "Capital Invested in Retailers" in Item 1 hereto.

The company has other subsidiaries that are not reflected herein. In the aggregate, these are not significant.